Exhibit 10.8

                             ACME UNITED CORPORATION

                           DEFERRED COMPENSATION PLAN

         In order to assist management employees in the accumulation of retirement assets Acme United Corporation (the "Company") is establishing a Deferred Compensation Plan.

PARTICIPANTS

         Those eligible for participation in the Plan are the participants of the Cash Bonus Plan who are United States employees.

DEFERRAL

         The deferral will be all or a portion of the participant's Cash Bonus Plan entitlement in the following year (the "Service Year"). Each participant will make an irrevocable election on or before the December 31st immediately preceding the Service Year as to the percentage of his or her bonus (to be awarded in the following year based on services rendered during the Service
Year) that is to be deferred (i.e. 0%, 25%, 50%, 75%, or 100%). The percentage cannot be changed after the Service Year begins.

INTEREST DURING DEFERRAL

         All deferred amounts will be non-forfeitable and will earn the prime rate of interest plus 1% compounded quarterly during the period of deferral. Thus the rate of interest will vary from time to time, but not more frequently than each calendar quarter. The rate of interest will be set on the first day of each quarter for such quarter.

MATCHING CONTRIBUTION

         The Company will add 20% to the deferred amount for each employee as a matching contribution up to a maximum of $10,000 annually. All matching contributions will be nonforfeitable, will earn interest (as previously described), and will be paid to participants at the same time deferred amounts are paid.

ASSET OWNERSHIP

         The participants will be general creditors of the Company and income tax should not be due until funds are received by the participant. The Plan will not create a fiduciary relationship between the Company and any participant, nor will it require that any funds be placed in a trust. Participants are advised to seek their own tax advice.

AMOUNT AND PERIOD OF DEFERMENT

         Each year the participants will be required to make a deferral percentage election on or before the December 31st immediately preceding the Service Year, with respect to bonuses to be awarded for services rendered during the Service Year. The deferral percentage will be multiplied times the total bonus awarded for services rendered during the Service Year to determine the deferred amount for each participant.

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         For example, a deferral election made on or before December 31, 2007 will apply to bonuses awarded during 2008 and 2009, with respect to services during calendar year 2008. Similarly, a deferral election made on or before December 31, 2008, will apply to bonuses awarded during 2009 and 2010 with respect to services during calendar year 2009.

         Amounts deferred will be deferred until separation from service with the Company. If an employee separates from the Company, all funds deferred plus interest earned to date of separation will be paid to the participant in a lump sum, subject to a mandatory six month delay in payment for certain employees. Employees covered by the mandatory six month payment delay upon separation from service are: (a) the fifty highest paid officers with annual compensation greater than $145,000 (indexed); (b) five percent owners of the Company; and (c) one percent owners with annual compensation in excess of $150,000 (not indexed).

         Employees separating from service after age sixty (or before age sixty if it is determined that the participant is physically not able to continue employment at a level of at least 50% of his or her prior level of services) may elect, at least twelve months prior to separation, to defer payment of the amount otherwise receivable in a lump sum upon separation. The deferred payouts (whether a lump sum or series of installments) may not commence until five years following separation from service; however, such deferred payouts must be completed not later than the tenth anniversary of the separation date. During the payout period, unpaid funds will continue to earn interest at the prime rate plus 1%.

         The Deferred Compensation Plan Committee can also approve withdrawals from the Plan for an Unforeseeable Emergency. However, once funds are withdrawn they cannot be redeposited. An unforeseeable emergency consists of financial hardship caused by illness, loss of property due to casualty and other similar extraordinary circumstances outside of one's control and not covered by insurance.

BENEFICIARIES

         All participants will be required to fill out a beneficiary form. In the event of a participant's death all assets and accumulated interest will be paid to the designated beneficiary in a lump sum or in such other manner as the plan shall provide or permit the participant to designate.

CHANGE OF CONTROL

         In the event the Company is acquired or a change of control occurs, all assets and accumulated interest will be paid to the participants without delay. This does not preclude the possibility that the new controlling interest might offer a replacement plan. However, such action would not lessen the rights of participants to receive an immediate payout.

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OVERSIGHT

         The plan will be administered by the Deferred Compensation Plan Committee. The Committee will consist of the Chief Executive Officer (CEO), the Chief Operating Officer (COO) and the Chief Financial Officer (CFO). The CEO will be the Chairman. The Compensation Committee of the Board of Directors will have overarching responsibility for the Plan and changes to the Plan must be approved by the Board of Directors of the Company.

         The Plan Committee will, among other things, interpret the Plan for participants, obtain annual deferral elections from all participants, approve withdrawals, determine the prime rate, approve emergency withdrawals and obtain beneficiary forms from participants.

CONTRIBUTION LIMITATIONS AND REPORTS

         There will be no dollar limitation on annual deferrals per participant. Also, all deferred calculations will be rounded to the nearest $1,000. Semiannual statements will be provided to all participants.

October 2, 2007

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